Exhibit 10.1

Execution Version

Contingent Value Rights Agreement

This Contingent Value Rights Agreement, dated as of January 7, 2022 (this “Agreement”), is entered into by and among AcelRx Pharmaceuticals, Inc., a Delaware corporation (“Parent”), James Wilkie (the “Stockholder Representative”), solely in his capacity as the representative of the Holders and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as Rights Agent (the “Rights Agent”).

RECITALS

Whereas, Parent, AcelRx Intermediate Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), AcelRx Consolidation Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), Lowell Therapeutics, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative, solely in his capacity as the representative of the Stockholders and the Company Option Holders, have entered into an Agreement and Plan of Merger dated as of November 14, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, at the First Effective Time, Merger Sub 1 will merge with and into Company, with the Company continuing as the Initial Surviving Company and as a direct wholly owned subsidiary of Parent and at the Second Effective Time, the Initial Surviving Company shall merge with and into Merger Sub 2, the separate corporate existence of the Initial Surviving Company shall cease and Merger Sub 2 shall continue as the surviving company, shall remain a wholly owned subsidiary of Parent and shall be referred to herein as the “Surviving Company”.

Whereas, pursuant to the Merger Agreement, Parent has agreed to provide to the Stockholders the right to receive contingent value rights as hereinafter described in accordance with the terms hereof and the Merger Agreement; and

Whereas, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such contingent value rights as provided herein.

Now, Therefore, in consideration of the premises and mutual agreements herein, Parent, the Stockholder Representative and the Rights Agent hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Annual Revenues” means, for any Calendar Year, without duplication, the aggregate net sales of NIYAD and LTX-608 by all Selling Parties, in each case as determined in accordance with GAAP.

“Calendar Quarter” means each period of three consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (ii) a merger or consolidation involving either Parent or the Surviving Company in which Parent or the Surviving Company, respectively, is not the surviving entity, and (iii) any other transaction involving either Parent or the Surviving Company in which Parent or the Surviving Company, respectively, is the surviving entity but in which the stockholders of Parent or the Surviving Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than any equity financing transaction solely related to the continued financing of the operations of Parent and its subsidiaries; provided neither of the Mergers shall be considered a Change of Control.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“CVRs” means the rights of Holders to receive contingent payments of cash or Parent Common Stock pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Date of Determination of Value” shall mean, if for Milestone 1, 2, 3 or 4, the day on which Parent receives written notification from the FDA or CMS of the achievement of the subject matter in the respective Milestone, or, if for a revenue milestone, the day before public release of quarterly financials for the respective period. If quarterly financials are not publicly released, then a date no later than 15 days after the end of the respective period as set forth the in the notice from Parent to the Stockholder Representative.

“Diligent Efforts” means, with respect to a task related to a Company Product, using such efforts and resources normally used by Persons of comparable size within the pharmaceutical industry for the development and seeking of regulatory approval for a pharmaceutical product having similar limited market potential as a Company Product at a similar stage of its development or product life, taking into account all relevant factors, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration and convenience, cost of developing, manufacturing and commercializing such product, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development, the launch or sale of a generic or biosimilar product, the regulatory structure involved, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product), and relevant technical, commercial, legal, scientific medical factors; provided that Diligent Efforts will not require Parent to (i) exercise any effort beyond what it uses for Parent Products or (ii) take any actions that are not commercially reasonable in relation to Parent’s resources, business plan or development of Parent Products.

“Event of Default” has the meaning set forth in Section 6.1(a).

“FDA” means the United States Food and Drug Administration.

“Funds” has the meaning set forth in Section 2.11.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indemnification Off-Set Amount” has the meaning set forth in Section 2.6.

“Licensee” means any non-Affiliate third party granted a license by, or otherwise acquiring rights from, Parent, its Affiliates (and their respective successors and assigns) to make, have made, use, sell, offer for sale, or import Company Products in any territory worldwide, but shall exclude (i) any third party distributor of Company Products that has no royalty or other payment obligations to any Parent or any of its Affiliates that are calculated based on amounts invoiced or received by such third party for sales of Company Products or (ii) a third party distributor of Company Products that (x) does not take title to Company Products, (y) does not invoice Company Products sales to third party customers and (z) is responsible only for inventory management and distribution with respect to Company Products on behalf of Selling Parties.

“Losses” has the meaning set forth in Section 3.2(h).

“LTX-608” means the drug product candidate of the name “LTX-608” developed by the Company with an indication other than anticoagulation of the extracorporeal circuit.

“Milestone” means each of Milestone 1, Milestone 2, Milestone 3, Milestone 4, Milestone 5, Milestone 6 and Milestone 7.

“Milestone 1” means obtaining approval from the FDA, which may be via a PMA or NDA (as defined below), for NIYAD with a label indication for use for patients in the in-patient setting for continuous renal replacement therapy (CRRT).

“Milestone 2” means obtaining (i) approval from the FDA, via a PMA or NDA, for NIYAD with a label indication for use for patients undergoing intermittent hemodialysis (IHD) in the outpatient setting and (ii) the receipt of approval from CMS of NIYAD to be included in the End-Stage Renal Dialysis (ESRD) Prospective Payment System (PPS), as a qualified device under the Transitional Add-on Payment Adjustment for New and Innovative Equipment and Supplies (TPNIES), if approved by the FDA as a device, or the Transitional Drug Add-on Payment Adjustment (TDAPA), if approved by the FDA as a drug.

“Milestone 3” means obtaining the approval by the FDA of a New Drug Application for LTX-608 with a label indication for use for patients with Acute Respiratory Distress Syndrome (ARDS), Disseminated Intravascular Coagulation (DIC), or as an antiviral.

“Milestone 4” means obtaining ownership of an issued patent in the United States in favor of Parent or its Affiliates that covers LTX-608, whereby the corresponding patent information is also published in the Orange Book prior to losing exclusivity.

“Milestone 5” means achievement of aggregate Annual Revenues by all Selling Parties of at least $12,000,000 during any Calendar Year ending on or before December 31, 2026.

“Milestone 6” means achievement of aggregate Annual Revenues by all Selling Parties of at least $25,000,000 during any Calendar Year ending on or before December 31, 2027.

“Milestone 7” means achievement of aggregate Annual Revenues by all Selling Parties of at least $100,000,000 during any Calendar Year ending on or before December 31, 2030.

“Milestone Amount” means each of Milestone 1 Amount, Milestone 2 Amount, Milestone 3 Amount, Milestone 4 Amount, Milestone 5 Amount, Milestone 6 Amount and Milestone 7 Amount.

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1, an amount per CVR equal to the quotient of $3,000,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone 2 Amount” means, with respect to the achievement of Milestone 2, an amount per CVR equal to the quotient of $2,000,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone 3 Amount” means, with respect to the achievement of Milestone 3, an amount per CVR equal to the quotient of $2,000,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone 4 Amount” means, with respect to the achievement of Milestone 4, an amount per CVR equal to the quotient of $2,000,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone 5 Amount” means, with respect to the achievement of Milestone 5, an amount per CVR equal to the quotient of $3,500,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone 6 Amount” means, with respect to the achievement of Milestone 6, an amount per CVR equal to the quotient of $3,500,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone 7 Amount” means, with respect to the achievement of Milestone 7, an amount per CVR equal to the quotient of $10,000,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest, less the Indemnification Off-Set Amount pursuant to Section 2.6.

“Milestone Cash Amount” has the meaning set forth in Section 2.4(a)(i).

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a)(i).

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Stock Amount” has the meaning set forth in Section 2.4(a)(i).

“Milestone Stock Price” means: (i) if Parent Common Stock is not publicly traded or quoted on a national securities exchange or automated quotation system, the fair market value as determined in good faith by Parent’s Board of Directors as of the Date of Determination of Value and (ii) if Parent Common Stock is publicly traded or quoted on a national securities exchange or automated quotation system, the arithmetic average of the daily volume weighted average price per share of the Parent Common Stock during the five (5) consecutive full trading days ending on and including the last full trading day immediately prior to the Date of Determination of Value as reported by such national securities exchange.

“NDA” means New Drug Application approved via any route.

“NIYAD” means the product of the name “NIYAD” developed by the Company intended for use as a regional anticoagulant of the extracorporeal circuit.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Orange Book” means the publication Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA.

“Parent Product” means any product or Parent Product Candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Parent (whether or not in collaboration with another Person), other than any Company Products.

“Parent Product Candidate” means any drug or biological product candidates being researched, developed, tested, labeled, manufactured or stored by Parent.

“Parent Share Cap” means, absent stockholder approval under Nasdaq Marketplace Rule 5635, a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to 19.9% of the total number of shares of Parent Common Stock that are issued and outstanding immediately prior to the First Effective Time; provided that there shall be excluded from the shares of Parent Common Stock issued and outstanding immediately prior to the First Effective Time, any shares of Parent Common Stock that have been issued prior to such First Effective Time and which are aggregable with the issuance of Parent Common Stock pursuant to the Merger Agreement, to determine whether the 19.9% limit has been reached. In the case of stockholder approval under Nasdaq Marketplace Rule 5635, the Parent Share Cap shall be disregarded.

“Permitted Transfer” means a transfer of CVRs: (i) upon death of a Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); or (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity to Persons who control such Person as of the date hereof; provided that any such transferred CVR shall remain subject to the terms and conditions of this Agreement, including Section 2.2.

“Person” means any individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company, joint venture, organization or other entity, including any Governmental Entity (or any department, agency, or political subdivision thereof).

“PMA” means a Pre-Market Approval Application filed with the FDA.

“Reorganization” has the meaning set forth in Section 2.8(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” means such successor Rights Agent. Parent shall be solely responsible for all contractual payment obligations to Rights Agent for its services under this Agreement and the Merger Agreement pursuant to a fee schedule or any other agreement to be mutually agreed upon between Rights Agent and Parent.

“Selling Party” means, with respect to Annual Revenues, Parent, any of its Affiliates (including the Surviving Company) or any of their respective Licensees and each of their respective successors or assigns.

“Share” means each share of Company Capital Stock outstanding immediately prior to the First Effective Time, except any (i) Cancelled Shares or (ii) Dissenting Shares.

“Transfer Agent” has the meaning set forth in Section 2.7(a).

“U.S.” means the United States of America and its territories, districts and possessions.

Section 1.2    Rules of Construction. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “date herein” refer to the date of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to “day” or “days” are to calendar days. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1    CVRs. As provided in the Merger Agreement, effective as of the First Effective Time, (i) each Share of Company Capital Stock (except for Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration, which includes one CVR, (ii) each Company Option that is converted pursuant to Section 1.6(c) of the Merger Agreement shall be treated in accordance with Section 1.6(c) of the Merger Agreement and (iii) each Company Warrant shall be treated in accordance with Section 1.6(d) of the Merger Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

Section 2.2    Non-transferable. The CVRs may not be directly or indirectly sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer, and, in the case of a Permitted Transfer, only in accordance with Section 2.3(c) hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereto. Any such sale, assignment, transfer, pledge, encumbrance or disposal of CVRs, in whole or in part, in violation of this Section 2.2, shall be null and void ab initio and of no effect. In addition, each Holder, by virtue of its acceptance of a CVR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CVR to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CVR other than through a Permitted Transfer.

Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)    The CVRs shall not be evidenced by a certificate or other instrument.

(b)    The Rights Agent shall keep a register (the “CVR Register”) for the purpose of identifying the Holders and registering CVRs and transfers of CVRs as herein provided. The Rights Agent shall provide for the registration of CVRs and of transfers of CVRs on its books and records in book-entry form. The Stockholder Representative shall have reasonable access to the CVR Register and the Rights Agent shall provide access to such records in electronic form upon the reasonable written request by the Stockholders Representative. The Holders shall be entitled to request confirmation of their respective CVR interest by submitting a request to the Stockholders Representative.

(c)    Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and any other customary documentation as the Rights Agent may reasonably request, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent of the same. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to cover any stamp or other Tax or other governmental charge that is imposed in connection with any such registration, transfer or assignment). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of any such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Section 2.4    Payment Procedures.

(a)    If any Milestone is achieved as set forth in this Agreement, then, in each case, on a date (a “Milestone Payment Date”) that is within 60 days following the last day of such Calendar Quarter in which such Milestone is achieved:

(i)    Parent will deliver to the Rights Agent (A) a written notice (a “Milestone Notice”) indicating (1) the achievement of such Milestone and that the Holders are entitled to receive the applicable Milestone Amount and an Officer’s Certificate certifying the date of such achievement, (2) any letter of instruction reasonably required by the Rights Agent, and (3) Parent’s election, in its sole discretion, as to which portion of such Milestone Amount shall be settled by payment of cash (the “Milestone Cash Amount”) pursuant to Section 2.4(b) or by credit of Parent Common Stock (the “Milestone Stock Amount”) pursuant to Section 2.4(c), and (B) in the event that Parent, in its sole discretion, elects to pay a portion of the Milestone Amount in cash, cash in the aggregate amount of the Milestone Cash Amount. Until the Rights Agent receives such Milestone Notice and corresponding Officer’s Certificate, the Rights Agent may presume conclusively for all purposes that no event has occurred that would require payment of a Milestone Amount.

(ii)    Subject to the terms of this Agreement, including Section 2.4(d), each CVR shall entitle the Holder thereof to receive from Parent the number of fully paid and nonassessable shares of Parent Common Stock equal to the applicable Milestone Stock Amount (determined by dividing the applicable Milestone Amount, less the Milestone Cash Amount, by the Milestone Stock Price), together, if applicable, with any Milestone Cash Amount, any cash payable in lieu of fractional shares as provided in Section 2.9 or any dividends or distributions payable as provided in Section 2.10, in each case subject to any applicable withholding Tax.

(b)    The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice, Milestone Cash Amount (if applicable) by wire transfer of immediately available funds, as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice. If any Milestone Cash Amount is payable to the Holders, then at the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent shall also pay to each Holder, subject to any applicable withholding Tax, the applicable Milestone Cash Amount (the amount of which each Holder is entitled to receive shall be based on the applicable Milestone Cash Amount multiplied by the number of CVRs held by such Holder as reflected in the CVR Register), in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the applicable Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $10,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction.

(c)    Promptly following a Milestone Payment Date, and in any event within ten (10) Business Days of an applicable Milestone Payment Date, subject to any withholding Tax, Parent shall (i) pay the applicable Milestone Stock Amount by crediting (or shall cause its Transfer Agent to credit) the appropriate number of book-entry shares of Parent Common Stock (as determined in accordance with Section 2.4(a)(ii)) to each Holder in the name of such Holder as recorded in the CVR Register, and such book-entry shares of Parent Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Parent Common Stock as of the applicable Milestone Payment Date, and (ii) deliver to the Rights Agent any cash necessary to be paid to Holders in lieu of fractional shares as provided in Section 2.9 hereof, and the Rights Agent shall deliver to each Holder at his, her or its address appearing on the CVR Register, (x) a written notice specifying the number of shares of Parent Common Stock (if any) paid for each CVR and to whom the shares of Parent Common Stock were issued and the Rights Agent shall promptly record such issuance in the CVR Register and (y) a check reflecting the amount of any cash payable pursuant to Section 2.7(c) or cash in lieu of fractional shares to be provided to such Holder as provided in Section 2.9 hereof and, if applicable, amounts payable pursuant to Section 2.10.

(d)    Notwithstanding anything to the contrary herein, in no event shall Parent credit or issue (or have any obligation to credit or issue) pursuant to, or in connection with, the CVRs a number of shares of Parent Common Stock that, together with the shares of Parent Common Stock issuable pursuant to the Merger Agreement (including Holdback Shares) plus any other shares of Parent Common Stock aggregable for purposes of determining whether the Nasdaq Stock Market would require a stockholder vote in connection with any such issuances, that exceeds the Parent Share Cap, unless Parent, in its sole discretion, obtains the approval of its stockholders as required by Nasdaq Marketplace Rules for issuances of shares of Parent Common Stock in excess of the Parent Share Cap; provided that (i) this Section 2.4(d) shall not be deemed to limit any Holder’s right to receive any Milestone Amount in full (it being understood that any portion of a Milestone Amount that would otherwise exceed the Parent Share Cap shall be paid as a Milestone Cash Amount) and (ii) Parent shall use reasonable efforts to issue Parent Shares rather than cash for any Milestone Amounts payable up to an amount equal to the Parent Share Cap.

(e)    Notwithstanding any other provisions of this Agreement, any portion of the cash provided by Parent to the Rights Agent as a reserve for purposes of payments to Holders of cash pursuant to Section 2.7(c) or cash in lieu of fractional shares pursuant to Section 2.9 hereof and, if applicable, amounts payable pursuant to Section 2.4(b) or Section 2.10 that remains unclaimed as of the first anniversary of the applicable Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) shall be delivered to Parent or its designee (concurrently with notification to the Stockholder Representative) and not disbursed to the Holders, and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to such cash that may be payable.

(f)    Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any payments delivered to a public official pursuant to any abandoned property, escheat law or other similar Laws.

(g)    For calculation of all payments to be made in respect of Milestones, any CVRs issuable pursuant to the Merger Agreement but not issued because they are represented by Dissenting Shares shall nevertheless be included in the number of CVRs outstanding and any payments thereon shall be paid to the Parent.

(h)    If a Milestone is not achieved in connection with the terms and conditions of this Agreement during the applicable Calendar Year period as defined in each Milestone, then on or before the date that is sixty (60) days after the expiration of each such applicable Calendar Year period, Parent shall deliver to the Rights Agent a written certificate certifying that such Milestone has not occurred, accompanied by a statement setting forth, in reasonable detail, and if applicable, a calculation of Annual Revenues for the applicable period (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate, including detail regarding the ability of the Stockholder Representative to dispute or contest such determination of non-achievement of a Milestone pursuant to this Agreement. If the Rights Agent does not receive from the Stockholder Representative a written objection to a Milestone Non-Achievement Certificate, if any, within 180 days of the delivery by the Rights Agent of such Milestone Non-Achievement Certificate to the Holders in accordance with this Section 2.4(g), the Stockholder Representative shall be deemed to have accepted such Milestone Non-Achievement Certificate and Parent and its Affiliates shall have no further obligation with respect to each such Milestone and the applicable Milestone Amount.

(i)    All Milestones or a combination of Milestones may be earned in the same Calendar Year, in which case all applicable Milestone Amounts shall be payable. Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, each Milestone Amount is only payable once.

Section 2.5    Withholding. Each of Parent, the Rights Agent, the Exchange Agent, the Surviving Company, their respective Affiliates, and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required by any law to be deducted and withheld, as may be reasonably determined by such Person. To the extent that amounts are so withheld and remitted to the appropriate governmental body in accordance with applicable Laws, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6    Right to Set-Off. Parent has the right (but not the obligation) to withhold or deduct from, or off-set or set-off against, any and all amounts otherwise payable hereunder to a Holder in order to satisfy the indemnification obligations pursuant to and under Article VIII of the Merger Agreement (such amount off-set or set-off, the “Indemnification Set-Off Amount”).

Section 2.7    Transfer Agent and Parent Common Stock.

(a)    Parent will keep a copy of this Agreement on file with the transfer agent for Parent Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of Parent Common Stock issuable to Holders of the CVRs. Parent will provide or otherwise make available any cash which may be payable as provided in Section 2.7(c), Section 2.9 and Section 2.10 hereof. Parent will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 2.7(a) hereof.

(b)    Parent covenants that all shares of Parent Common Stock which may be issued upon payment of CVRs in connection with the terms and conditions of this Agreement will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all liens, charges and security interests with respect to the issuance thereof (other than those imposed by applicable securities laws).

(c)    Cash-Only Consideration. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be required to issue any shares of Parent Common Stock to any Person that (A) does not provide a duly completed and executed Accredited Investor Questionnaire establishing that such shares may be issued to such Person in connection with the Mergers and the other Transactions pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” Laws, or (B) in its sole discretion, Parent has determined is an Unaccredited Investor. To the extent any such Person would otherwise have been entitled to be issued shares of Parent Common Stock as consideration or otherwise under this Agreement, Parent shall be entitled (but not required) to pay such amounts in cash, rather than issuing such shares.

(d)    The shares of Parent Common Stock issued by Parent pursuant to this Agreement shall be reflected in Parent’s books and records in book entry only with appropriate notations reflecting the following restrictive legend until such Parent Common Stock is registered for resale pursuant to Section 2.7(e):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER.”

(e)    Parent shall use reasonable efforts to, within 45 calendar days of any issuance or crediting of Parent Common Stock under this Agreement, file a registration statement on Form S-3 (or other appropriate form if Parent is not then S-3 eligible) (including any amendments or supplements, the “Registration Statement”) providing for the resale of all such issued Parent Common Stock. Parent shall use reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable following the initial filing of such Registration Statement, subject to any comments from the SEC.)

(f)    As a condition to its obligations under Section 2.7(e) of this Agreement, Parent may require each Holder of Registrable Securities as to which any registration is being effected to (A) furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing, including the properly completed and executed Accredited Investor Questionnaire and (B) promptly notify Parent in writing of any changes in the information set forth in the applicable Registration Statement after it is prepared regarding the Holder of Registrable Securities; provided, that any delay in providing or failing to provide such information by any Holder of Registrable Securities shall not delay, eliminate or condition Parent’s obligations under Section 2.7(e) with respect to any other Holder of Registrable Securities. The Registration Statement and Prospectus shall only include the Registrable Securities of all Accredited Investors for whom Parent has received properly completed Accredited Investor Questionnaire on or before the Closing Date. For the purposes of this Section 2.7, a “Holder of Registrable Securities” refers solely to an Accredited Investor that is a holder of Registrable Securities as of or following the Closing Date.

Section 2.8    Adjustment of CVRs.

(a)    In case of any capital reorganization, other than any capital reorganization that does not result in any reclassification of the outstanding shares of Parent Common Stock into shares of other stock or other securities or property (collectively any such actions being hereinafter referred to as “Reorganizations”) or any Change of Control, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon payment of CVRs.

(b)    Whenever an adjustment is made to the terms of the CVRs pursuant to this Section 2.8, Parent will deliver to the Rights Agent a notice of such Reorganization or Change of Control within five (5) Business Days of the closing of such Reorganization or Change of Control, setting forth in reasonable detail the terms of such Reorganization or Change of Control and any adjustments made pursuant to this Section 2.8. Parent shall cause the Rights Agent, on behalf of and at the expense of Parent, within ten (10) Business Days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a written certificate of the Chief Financial Officer of Parent, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice by Parent may be given in advance and included as a part of the notice to the Holders required under the other provisions of this Section 2.8(b).

(c)    The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of such a notice, send each Holder a copy of such notice in accordance with Section 7.2.

(d)    The Rights Agent has no duty to determine when an adjustment under this Section 2.8 should be made, how it should be made or what it should be. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon payment of CVRs. The Rights Agent shall not be responsible for Parent’s failure to comply with this Section 2.8.

(e)    For purpose of this Section 2.8, the term “shares of Parent Common Stock” means (i) shares of the class of stock designated as Common Stock, par value $0.001 per share, of Parent as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 2.8, the Holders of CVRs shall become entitled to receive any securities other than, or in addition to, shares of Parent Common Stock, thereafter the number or amount of such other securities so issuable upon payment of each CVR shall be subject to terms as nearly equivalent as practicable to the provisions with respect to the shares of Parent Common Stock issuable hereunder.

(f)    This Agreement shall not restrict Parent’s or any successor’s ability to sell, transfer or license the Company Products to any Person; provided, that such Person assumes Parent’s obligations, duties and covenants under this Agreement in which case the obligation to issue Parent Common Stock set forth herein shall be assumed by such Person and the equity issuable hereunder shall be the equity of such Person or Affiliate thereof; provided, further, that in the event that none of the chief executive officer, chief financial officer or chief marketing officer of Parent remain employees of or consultants to the successor entity more than one year after a Change of Control or sale of the Company Products to another Person, then the obligation to issue equity of such Person shall thereafter be replaced with cash issued by such Person.

Section 2.9    No Fractional Shares. Parent shall not be required to issue fractional shares of Parent Common Stock upon payment of CVRs, and no certificates or scrip for any such fractional shares shall be issued. If more than one CVR shall be payable at the same time with respect to the same Holder, the number of full shares of Parent Common Stock which shall be issuable upon the payment thereof shall be computed on the basis of the aggregate number of shares of Parent Common Stock issuable upon the payment of such CVRs. If any fraction of a share of Parent Common Stock would, except for the provisions of this Section 2.9, be issuable on the payment of any CVRs, Parent shall pay in cash to the Holder thereof the dollar amount (rounded to the nearest whole cent, with numbers ending with .5 or more being rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the Milestone Stock Price.

Section 2.10    Dividends or Other Distributions. No dividend or other distribution declared with respect to Parent Common Stock with a record date prior to the applicable Milestone Payment Date shall be paid to Holders of CVRs. To the extent any shares of Parent Common Stock are issued to Holders pursuant to Section 2.4(a)(ii), there shall be paid to such Holders the amount of dividends or other distributions, without interest, declared with a record date after the applicable Milestone Payment Date.

Section 2.11    Holding of Funds. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party; provided that in the event the Funds are diminished below the level required for Computershare to make cash payments as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly transfer additional cash to Computershare in an amount equal to such deficiency. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent or any Holder or any other Person.

Section 2.12    No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)    Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends other than as provided in Section 2.10, or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or any or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent, either at law or in equity.

(b)    The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Mergers or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those expressed in this Agreement and the Merger Agreement.

(c)    Notwithstanding anything herein or in the Merger Agreement to the contrary, none of Parent, the Surviving Company or any of their respective Subsidiaries or Representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement or the CVRs, except to the extent this Agreement expressly requires the payment of any Milestone Amount to the Holders and except to the extent otherwise expressly provided for in this Agreement

Section 2.13    Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Such Holder shall notify the Stockholder Representative of such abandonment by providing written notice with respect thereto, which notice shall include the name of such Holder and the number of CVRs such Holder is entitled to and abandoning at such time. The Stockholder Representative shall notify Parent and the Rights Agent of such abandonment. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of Article V and Article VI and any Holder from whom the Parent or any of its Affiliates acquired such CVRs shall have no rights hereunder with respect to such CVRs.

ARTICLE III
THE RIGHTS AGENT

Section 3.1    Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement and the exercise and performance of its duties hereunder, except for fraud, gross negligence, bad faith or intentional misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on the part of the Rights Agent.

Section 3.2    Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)    the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)    whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or intentional misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)    the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)    the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)    the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)    the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)    the Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgement, fine, penalty, claim, suits or expense (“Losses”) for any action taken, suffered or omitted to be taken by the Rights Agent arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of counsel in defending Rights Agent against any Losses, unless such losses have been determined by a final non-appealable judgement of a court of competent jurisdiction to be a result of fraud, gross negligence, bad faith or intentional misconduct on the part of the Rights Agent;

(i)    the Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as set forth on a mutually agreed upon fee schedule executed by the Parent and the Rights Agent on or prior to the date hereof, and (ii) to reimburse the Rights Agent within ten (10) days after written demand for all reasonable and documented, out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and charges;

(j)    anything to the contrary notwithstanding, in no event shall the Rights Agent, (i)  be liable for any special, punitive or indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable (but not including any reimbursed costs) hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(k)    no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)    the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 7.1;

(m)    the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement even though reference thereto may be made in this Agreement;

(n)    the Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(o)    the recitals or statements of fact contained herein shall be taken as statements of Parent (other than the Rights Agent's representations, warranties and statements under this Agreement), and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same (other than the Rights Agent's representations, warranties and statements under this Agreement). The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement with respect to any other party hereto or the execution and delivery hereof (except the due execution hereof by the Rights Agent), nor shall it be responsible for any breach by Parent or any other Person of any covenant or condition contained in this Agreement or any CVR. The Rights Agent shall not have any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent, or any other Person; and

(p)    the provisions of this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3    Resignation and Removal; Appointment of Successor.

(a)    The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)    If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)    Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event to the Stockholder Representative. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d)    Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Stockholder Representative, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

Section 3.4    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1    List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in such form as received from Parent’s Transfer Agent, the names and addresses of the Holders within ten (10) days of the First Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders. The Rights Agent shall reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and in any event, within seven (7) calendar days of the receipt of such names and addresses from Parent.

Section 4.2    Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.3    Diligent Efforts. Commencing upon the Closing Date and continuing until the earlier of December 31, 2030 or the achievement of all Milestones, Parent shall, and shall cause the Surviving Company to, use Diligent Efforts to achieve the Milestones; provided, however that with respect to Milestone 3, Milestone 4 or the development, marketing or sale of LTX-608, Parent shall not be obligated, and shall not be obligated to cause the Surviving Company, to use Diligent Efforts. For the avoidance of doubt, Parent is not obligated to prioritize the achievement of a Milestone over any Parent Product or take any action that would or would reasonably be expected to adversely affect any Parent Product or take any action that is not commercially reasonable as determined by Parent in its sole discretion.

Section 4.4    Audit Rights. Until one year following the earlier of December 31, 2030 or the achievement of all Milestones, upon reasonable advance written notice from the Stockholder Representative, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Stockholder Representative and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Annual Revenues hereunder; provided that (x) such Stockholder Representative (and the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.4 and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. The fees charged by such accounting firm shall be borne by the Stockholder Representative, unless the audit reveals an underpayment of 5% or more, in which case the fees shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Stockholder Representative. The audit rights set forth in this Section 4.4 may not be exercised by the Stockholder Representative more than once in any given twelve (12)-month period.

Section 4.5    Stockholder Representative.

(a)    To facilitate the administration of the transactions contemplated by this Agreement and any other actions required or permitted to be taken by the Stockholder Representative under this Agreement, each Holder, by virtue of the execution and delivery of a Joinder (as applicable), and the adoption of this Agreement, and approval of the Transactions, including the Mergers, hereby agrees to appoint, authorize and empower James Wilkie as its agent and attorney-in-fact, with full power of substitution: (i) as the Stockholder Representative for and on behalf of the Holder to give and receive notices and communications in respect of this Agreement, to authorize payment to any Holder, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, to assert, negotiate, enter into settlements and compromises of, any claims or any disputes, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (x) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (y) specifically mandated by the terms of this Agreement; (ii) to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (x) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the First Effective Time and (y) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement; and (iii) to take any and all additional action as is contemplated to be taken by or on its behalf or by the Stockholder Representative by the terms of this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Holders. Such agency may be changed by the Holders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority interest of the CVRs agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the CVRs. No bond shall be required of the Stockholder Representative.

(b)    Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Holders.

(c)    The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Holders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, financial advisors, auditors or other agents retained by the Stockholder Representative. Any decision, act, consent or instruction of the Stockholder Representative in connection with this Agreement, including an amendment, extension or waiver of this Agreement pursuant to Section 5.1 or Section 6.1(b), shall constitute a decision of all the Holders and shall be final, binding and conclusive upon each Holder, and no Holder shall have the right to object, dissent, protest or otherwise contest the same. Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of all the Holders. Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d)    Parent and its Affiliates shall be entitled to rely conclusively on the decisions, acts, consents, waivers and instructions of the Stockholder Representative as to any determination relating to the transactions contemplated by this Agreement as being the decision, act, consent, waiver or instruction of every Holder, and any other actions required or permitted to be taken by the Stockholder Representative under this Agreement. No Person shall have any cause of action against Parent, its Affiliates, or any of their respective directors, officers, employees or agents or for any action taken by Parent in reliance upon any decision, act, consent, waiver or instruction of the Stockholder Representative; and Parent and its Affiliates are each hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent, waiver or instruction of the Stockholder Representative.

(e)    No Holder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement in its capacity as such, except for fraud or intentional breach of this Agreement by the Stockholder Representative.

(f)    The Holders recognize and intend that the power of attorney granted in this Section 4.5 is coupled with an interest and is irrevocable and will survive the death, incapacity, dissolution, liquidation or winding up of each of the Holders.

(g)    Notwithstanding anything to the contrary contained in this Agreement: (i) Parent, its Affiliates and the Rights Agent will be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and (ii) Parent, its Affiliates and the Rights Agent will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by the Stockholder Representative and on any other action taken or purported to be taken on behalf of any Holder by the Stockholder Representative as fully binding upon such Holder and none of Parent, its Affiliates and the Rights Agent will be liable to any Holder for any act taken or omitted by Parent, its Affiliates and the Rights Agent in such reliance. The provisions of this Section 4.5 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that Parent or any Holder may have in connection with the transactions contemplated by this Agreement.

ARTICLE V
AMENDMENTS

Section 5.1    Amendments without Consent of Holders.

(a)    Without the consent of any Holders or the Stockholder Representative, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)    to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii)    to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(vi)    to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vii)    as may be necessary or appropriate to ensure that the Surviving Company complies with applicable Law.

In addition to the foregoing, upon the request of Parent, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent in accordance with the terms of this Agreement and the assumption by any successor of the covenants and obligations of such Rights Agent herein, without modification of such covenants or obligations other than as permitted by this Section 5.1.

(b)    Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to abandon or transfer CVRs to Parent pursuant to Section 2.13.

(c)    Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice to the Stockholder Representative, setting forth such amendment.

Section 5.2    Amendments with Consent of the Stockholder Representative.

(a)    Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder), with the written consent of the Stockholder Representative, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)    Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof to the Stockholder Representative, setting forth such amendment.

Section 5.3    Execution of Amendments. Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into nay such amendment that affects the Rights Agent’s own rights, immunities, privileges, covenants or duties under this Agreement. Each amendment of this Agreement shall be evidenced by a writing signed by the Rights Agent and the Parent.

Section 5.4    Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI
REMEDIES OF THE HOLDERS

Section 6.1    Event of Default.

(a)    “Event of Default” with respect to the CVRs, means the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Legal Requirements, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental body or otherwise): (i) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Amount after a period of thirty (30) Business Days after the Milestone Amount shall have become due and payable and (ii) material default in the performance, or breach in any material respect, of any other covenant of Parent hereunder, and continuance of such default or breach for a period of sixty (60) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered, certified or electronic mail to Parent and the Rights Agent by the Stockholder Representative.

(b)    If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Stockholder Representative by notice in writing to Parent and the Rights Agent, may, in its discretion, commence a suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

Section 6.2    Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Stockholder Representative will have the sole and exclusive right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, (a) the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to institute any action or proceeding for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder and (b) in the event of an insolvency proceeding of Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of Parent or by any creditor of Parent.

ARTICLE VII
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1    Notices to the Rights Agent and Parent. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or by electronic mail (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to the Rights Agent, to it at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services
Facsimile: (781) 575-4210

If to Parent, to it at:

AcelRx Pharmaceuticals, Inc.
25821 Industrial Boulevard, Suite 400

Hayward, California 94545
Attention: General Counsel
Phone: 650.216.3500
Email: legal@acelrx.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
New York, NY 10022-6069
Attention: Robert Masella
Email: robert.masella@shearman.com

If to the Stockholder Representative, to it at:

Burns & Levinson LLP

125 High Street

Boston, MA 02110

Attention: Gil Breiman

Email to: gbreiman@burnslev.com

The Rights Agent, Parent or Stockholder Representative may specify a different address, or email address by giving notice in accordance with this Section 7.1.

Section 7.2    Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. Neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3    Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to any Affiliate or any acquiror of the Company Products; provided that each such assignee agrees to assume and be bound by all of the terms and conditions of this Agreement, provided, however, that in the event that none of the chief executive officer, chief financial officer or chief marketing officer of Parent remain employees of or consultants to the successor entity upon more than one year after a Change of Control or sale of Surviving Company assets including the Company Products, then thereafter the obligation to issue equity of such Person shall be replaced with cash issued by such Person. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each assignee. This Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate or enter into or consummate any Change of Control or sale of Surviving Company assets including the Company Products; provided, that in the event of a Change of Control or sale of Surviving Company assets including the Company Products, Parent or the Surviving Company, as applicable, shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement, in which case the obligation to issue Parent Common Stock set forth herein shall be assumed for sale by the ultimate parent company or an Affiliate in such Change of Control and the equity issuable hereunder shall be the equity of such new Person. Notwithstanding the foregoing, any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.3. Except as otherwise permitted herein, Parent, the Stockholder Representative, or the Rights Agent may not assign this Agreement or any CVR or rights related thereto without the prior written consent of the other party; provided that the prior written consent of Parent with respect to any request for assignment by the Rights Agent will not be unreasonably withheld. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

Section 7.4    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, the Stockholder Representative and its permitted successors and assigns, Parent, Parent’s permitted successors and assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent and its permitted successors and assigns, the Stockholder Representative and its permitted successors and assigns, Parent, Parent’s permitted successors and assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers. The rights hereunder of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

Section 7.5    Governing Law; Jurisdiction. This Agreement, the CVRs and all actions arising out of herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

Section 7.6    Exclusive Jurisdiction. The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, including the CVRs, shall be brought and determined exclusively in the Delaware Court of Chancery or, if the Court of Chancery lacks jurisdiction over such dispute, then the state or federal courts of applicable jurisdiction located in Wilmington, Delaware. The parties hereto hereby (i) irrevocably submit to the exclusive personal jurisdiction of such courts for the purpose of any action arising out of or relating to this Agreement, including the CVRs, brought by any party hereto, (ii) agree that all claims in respect of such action or proceeding shall be heard and determined exclusively in such courts, and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the CVRs may not be enforced in or by any of the above-named courts.

Section 7.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.8    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. If any excluded provision, or the application thereof, shall materially and adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent.

Section 7.9    Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and payable by Parent to Rights Agent), and no payments shall be required to be made, or stock to be credited, upon the earlier to occur of (a) the payment in full of the Milestone Amounts, if any, by (i) Parent crediting (or causing its Transfer Agent to credit) the full amount of shares of Parent Common Stock reflecting each Milestone Stock Amount and/or Milestone Cash Amount to each Holder in the name of such Holder as recorded in the CVR Register or (ii) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of each Milestone Cash Amount and the potential cash payments in lieu of fractional shares, in each case, as required to be credited or paid, as applicable, under the terms of this Agreement, (b) December 31, 2030, if Milestone 7 has not been achieved on or prior to such date, and (c) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(e), 2.4(f), 3.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.12 or this Section 7.9, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 7.10    Entire Agreement. As it relates to the Rights Agent, (i) this Agreement alone constitutes the entire agreement of the parties hereto and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof, and (ii) if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. For all other purposes, this Agreement and the Merger Agreement constitutes the entire agreement of the parties hereto and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof.

Section 7.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 7.12    No Fiduciary Obligations. Each of Parent, the Rights Agent and Stockholder Representative acknowledges and agrees that Parent, the Rights Agents and their respective Affiliates and officers, directors and controlling Persons do not owe any fiduciary duties to any Persons with respect to the CVRs.

Section 7.13    Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 7.14    Confidentiality. Except as expressly provided herein, the Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services (the “Confidential Information”) shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions); provided, however, that, (a) each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law and (b) in the event that Parent is required by applicable law or legal process to disclose any Confidential Information, Parent shall, before making such disclosure, use commercially reasonable efforts to notify the Rights Agent of such requirements to afford the Rights Agent the opportunity to seek a protective order or other remedy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ACELRX PHARMACEUTICALS, INC.

By:	/s/ Raffi Asadorian
Name: Raffi Asadorian
Title: Chief Financial Officer

COMPUTERSHARE INC.,
COMPUTERSHARE TRUST COMPANY, N.A.,
AS RIGHTS AGENT, On behalf of both entities

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

Stockholder Representative

By:	/s/ James Wilkie
Name: James Wilkie
Title: Stockholder Representative

[Signature Page to Contingent Value Rights Agreement]